Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	MoneyGram International Inc. [MGI]

Date of Earliest Transaction Required to be
Reported (Month/Day/Year):	November 12, 2019

Footnotes to Form 4

(1) This report is being filed by the following Reporting Persons:  Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“Equity”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel”), Thomas H. Lee Equity Parallel (DT) Fund VI, L.P. (“DT”), THL Equity Fund VI Investors (MoneyGram), LLC (“Investors”), THL Coinvestment Partners, L.P. (“Coinvest”), THL Managers VI, LLC (“Managers”), THL Operating Partners, L.P. (“Operating” together with Equity, Parallel, DT, Investors, Coinvest, the “THL Funds”), Great-West Investors, L.P. (“Great West”) and Putnam Investments Employees’ Securities Company III, LLC (“Putnam III”).

(2) THL Advisors is the general partner of Thomas H. Lee Partners, L.P. (“THL Partners”), which in turn is (a) the general partner of Coinvest and Operating, (b) the managing member of Managers and (c) the sole member of THL Equity Advisors VI, LLC which in turn is the general partner of Equity, Parallel and DT and the managing member of Investors. THL Advisors is the attorney-in-fact of Great West and Putnam Investments, LLC, which is the managing member of Putnam Investments Holdings, LLC which in turn is the managing member of Putnam III. Due to contractual relationships with THL Partners, Great West and Putnam III are required to sell securities pro rata with the THL Funds.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities listed in this report, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purpose of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.

(4) Represents all of the shares of common stock of the Issuer directly owned by the THL Funds, Great-West and Putnam III and distributed for no consideration on a pro rata basis as follows: 18,461,622 shares to certain third-party limited partners of the THL Funds; and 5,246,230 shares to certain affiliates of the THL Funds, which shares are subject to a 15-trading day lock-up period.

(5) Following the distributions, no shares of common stock of the Issuer are owned by the THL Funds.

(6) Represents shares of common stock of the Issuer directly held by Managers.